Exhibit 4.12

LIMITED LIABILITY COMPANY AGREEMENT

OF

PENN VIRGINIA OIL & GAS LP LLC

A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT OF PENN VIRGINIA OIL & GAS LP LLC (this “Agreement”), dated as of December 23, 2004, is adopted, executed and agreed to by the sole Member (as defined below).

1. Formation and Name. Effective with the filing of the Certificate referenced in Section 2, Penn Virginia Oil & Gas GP LLC (the “Company”) shall be formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”) and the name of the Company shall be Penn Virginia Oil & Gas LP LLC.

2. Term. The Company commenced as a limited liability company on the effective date of the filing of the Certificate of Formation (the “Certificate”) pursuant to the Act and shall have a perpetual existence, unless and until it is dissolved in accordance with Section 13 below.

3. Purposes. The purpose for which the Company is organized is to transact any and all lawful business for which limited liability companies may be formed under the Act and which is not forbidden by the law of the jurisdiction in which the Company engages in that business.

4. Registered Office; Registered Agent. The registered office and registered agent of the Company in the State of Delaware shall be a specified in the Certificate of Formation.

5. Principal Office. The principal office of the Company (at which the books and records of the Company shall be maintained) shall be at such place as the “Member” (as hereinafter defined) may designate, which need not be in the State of Delaware. The Company may have such other offices as the Member may designate; provided, however, that in no event shall any office of the Company be established in the State of Texas.

6. Sole Member. Penn Virginia Oil & Gas Corporation, a Virginia corporation, shall be the sole member of the Company (the “Member”).

7. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Member shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member.

8. No State-Law Partnership. The Company shall not be a partnership or a joint venture, and no Member shall be a partner or joint venturer of any other Member, for any reason other than for United States federal income and state tax purposes, and no provisions of this Agreement shall be construed otherwise.

9. Contributions. The Member has made an initial contribution to the capital of the Company in the amount reflected on the Company’s books and records. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

10. Distributions. The Member shall be entitled to (a) receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) enjoy all other rights, benefits and interests in the Company.

11. Management.

(a) The management of the Company is fully reserved to the Member, and the Company shall not have “managers” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, who shall make all decisions and take all actions for the Company.

(b) The Member may designate one or more other persons to be officers of the Company to assist in carrying out the Member’s decisions and the day-to-day activities of the Company. Officers are not “managers” as that term is used in the Act. Any officers who are so designated shall have such titles and authority and perform such duties as the Member may delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Member. Any officer may be removed as such, either with or without cause, by the Member and any vacancy occurring in any office of the Company may be filled by the Member. Designation of an officer shall not of itself create contract rights.

12. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Section 18-801(b) of the Act) will cause the Company to dissolve.

13. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

SOLE MEMBER:

PENN VIRGINIA OIL & GAS CORPORATION

By:

Name:	H Baird Whitehead

Title:	President

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